UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Solazyme, Inc.

(Name of Registrant as Specified In Its Charter)

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SOLAZYME, INC.

225 Gateway Boulevard

South San Francisco, California 94080

MAY 22, 2014

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 22, 2014

To our Stockholders:

We cordially invite you to attend Solazyme’s 2014 Annual Meeting of Stockholders (Annual Meeting) at our corporate headquarters located at 225 Gateway Boulevard, South San Francisco, CA 94080, on Thursday, May 22, 2014 at 7:15 a.m. Pacific Daylight Time. At the meeting, stockholders will:

1. vote on the election of the two director nominees named in this proxy statement for three-year terms expiring in 2017;

2. vote on the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2014; and

3. transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

You can vote at the Annual Meeting and any adjournment or postponement thereof if you were a stockholder of record at the close of business on March 25, 2014.

We are pleased to take advantage of the Securities and Exchange Commission (SEC) rules that allow issuers to furnish proxy materials to their stockholders on the Internet. We believe these rules allow us to provide you with the information you need in a more timely manner while lowering the costs of delivery and reducing the environmental impact of our Annual Meeting. For specific voting instructions, please refer to the instructions on the proxy card or on the Notice of Internet Availability of Proxy Materials (Notice) that was mailed to you. If you attend the meeting, you will have the right to revoke the proxy and vote your shares in person.

You are cordially invited to attend the Annual Meeting in person. To ensure that your vote is counted at the Annual Meeting, however, please vote as promptly as possible.

By Order of the Board of Directors,

Jonathan S. Wolfson

Chief Executive Officer

South San Francisco, California

April 9, 2014

1

IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY OF

PROXY MATERIALS AND ANNUAL REPORT

Our proxy statement for the 2014 Annual Meeting of Stockholders as well as our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 (Annual Report) are available at http://investors.solazyme.com/sec.cfm.

2

SOLAZYME, INC.

225 Gateway Boulevard

South San Francisco, California 94080

PROXY STATEMENT

FOR

2014 ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION

References in this proxy statement to “we,” “us,” “our,” “the Company” and “Solazyme” refer to Solazyme, Inc.

Why am I receiving these materials?

The board of directors of Solazyme, Inc. is making these proxy materials available to you on the Internet or, upon your request, has delivered printed versions of these materials to you by mail, in connection with its solicitation of proxies for use at our 2014 Annual Meeting of Stockholders to be held on Thursday, May 22, 2014 at 7:15 a.m. Pacific Daylight Time at our corporate headquarters located at 225 Gateway Boulevard, South San Francisco, CA 94080, and at any postponement(s) or adjournment(s) thereof. These materials were first sent or given to stockholders on or about April 9, 2014. You are invited to attend the Annual Meeting and are requested to vote on the proposals described in this proxy statement.

What is included in these materials?

These materials include:

•	This proxy statement for the Annual Meeting; and

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, as filed with the SEC on March 14, 2014.

If you requested printed versions of these materials by mail, these materials also include the proxy card or vote instruction form for the Annual Meeting.

What items will be voted on at the Annual Meeting?

Stockholders will vote on two (2) items at the Annual Meeting:

•	Election to our board of directors of the two nominees named in this proxy statement (Proposal 1); and

•	Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2014 (Proposal 2).

In addition, we will consider and vote upon such other business as may properly come before the Annual Meeting. We are not currently aware of any other matters to be considered and voted upon at the meeting.

What are the board’s voting recommendations?

Our board of directors recommends that you vote your shares:

•	“FOR” each of the nominees to our board of directors (Proposal 1); and

•	“FOR” ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2014 (Proposal 2).

Where are Solazyme’s principal executive offices located and what is Solazyme’s main telephone number?

Our principal executive offices are located at 225 Gateway Boulevard, South San Francisco, CA 94080. Our main telephone number is (650) 780-4777.

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

Pursuant to rules adopted by the SEC, we have elected to provide access to our proxy materials via the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (Notice) to our stockholders. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. We encourage stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact of our annual meetings.

I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

We have adopted a procedure called “householding,” which the SEC has approved. Under this procedure, we are delivering a single copy of the Notice and, if applicable, this proxy statement and the Annual Report to multiple stockholders who share the same address unless we have received contrary instructions from one or more of the stockholders. This procedure reduces our printing costs, mailing costs and fees. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, a separate copy of the Notice and, if applicable, this proxy statement and the Annual Report will promptly be delivered to any stockholder at a shared address to which a single copy of any of these documents was delivered. To receive a separate copy of the Notice and, if applicable, the proxy materials, stockholders may contact our mailing agent at the following address and telephone number:

Broadridge Financial Solutions

Broadridge Householding Department

51 Mercedes Way

Edgewood, NY 11717

1-800-542-1061

Stockholders who hold shares in “street name” (as described below) may contact their brokerage firm, bank, broker-dealer or other similar organization to request information about householding.

How can I get electronic access to the proxy materials?

The Notice will provide you with instructions regarding how to:

•	View on the Internet our proxy materials for the Annual Meeting; and

•	Instruct us to send future proxy materials to you by email.

Our proxy materials are also available on our website at http://investors.solazyme.com/sec.cfm.

Choosing to receive future proxy materials by email will save us the cost of printing and mailing documents to you and will reduce the impact of our annual meetings on the environment. If you choose to receive future proxy materials by email, you will receive an email message next year with instructions containing a link to those materials and a link to the proxy voting website. Your election to receive proxy materials by email will remain in effect until you terminate it.

Who may vote at the Annual Meeting?

You may vote at the Annual Meeting or by proxy if you were a stockholder of record at the close of business on March 25, 2014. Each stockholder is entitled to one vote per share on each matter presented. As of March 25, 2014 there were 69,864,318 shares of our common stock outstanding.

Internet and telephone voting will close at 11:59 p.m., New York time, on May 21, 2014. If you vote through the Internet or by telephone, you should be aware that you may incur costs, such as usage charges from telephone companies or Internet service providers, and that these costs must be borne by you. If you vote by the Internet or telephone, then you need not return a written proxy card by mail. Written proxy cards must be received by 8:00 a.m., New York time, on May 22, 2014.

What is the difference between a stockholder of record and a beneficial owner of shares held in street name?

Stockholder of Record. If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A. (Computershare), you are considered the stockholder of record with respect to those shares, and the Notice was sent directly to you by us. As the stockholder of record, you have the right to grant your voting proxy directly to us. If you request printed copies of the proxy materials by mail, you will receive a proxy card.

Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and the Notice was forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to instruct that organization on how to vote the shares held in your account. Those instructions are contained in a “vote instruction form.” As a beneficial owner, you are also invited to attend the Annual Meeting; however, since you are not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you request, complete and deliver a legal proxy from your broker, bank or nominee. If you request printed copies of the proxy materials by mail, you will receive a vote instruction form.

If I am a stockholder of record of Solazyme shares, how do I vote?

There are four ways to vote:

•	In person. If you are a stockholder of record, you may vote in person at the Annual Meeting. We will give you a ballot at your request when you arrive.

•	Via the Internet. You may vote by proxy via the Internet by following the instructions provided in the Notice.

•	By telephone. If you request printed copies of the proxy materials by mail, you may vote by proxy by calling the toll free number found on the proxy card.

•	By mail. If you request printed copies of the proxy materials by mail, you may vote by proxy by filling out the proxy card and sending it back in the envelope provided.

If I am a beneficial owner of shares held in street name, how do I vote?

There are four ways to vote:

•

In person. If you are a beneficial owner of shares held in street name and you wish to vote in person at the Annual Meeting, you must obtain a legal proxy from the organization that holds your shares. Please contact that organization for instructions regarding obtaining a legal proxy.

•	Via the Internet. You may vote by proxy via the Internet by visiting www.proxyvote.com and entering the control number found in the Notice.

•	By telephone. If you request printed copies of the proxy materials by mail, you may vote by proxy by calling the toll free number found on the vote instruction form.

•	By mail. If you request printed copies of the proxy materials by mail, you may vote by proxy by filling out the vote instruction form and sending it back in the envelope provided.

Can I vote my shares by filling out and returning the Notice?

No. The Notice identifies the items to be voted on at the Annual Meeting, but you cannot vote by marking the Notice and returning it. The Notice provides instructions on how to vote by Internet or by telephone and how to request paper copies of the proxy materials.

What is the quorum requirement for the Annual Meeting?

The holders of a majority of the shares entitled to vote at the Annual Meeting must be present in person or by proxy at the Annual Meeting for the transaction of business. This is called a quorum. Your shares will be counted for purposes of determining if there is a quorum, whether representing votes for, against or abstained, if you:

•	Are present and vote in person at the Annual Meeting; or

•	Have voted on the Internet, by telephone or by properly submitting a proxy card or vote instruction form by mail.

If a quorum is not present, the Annual Meeting will be adjourned until a quorum is obtained.

How are proxies voted?

All shares represented by valid proxies received prior to the Annual Meeting will be voted and, where a stockholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the stockholder’s instructions.

What happens if I do not give specific voting instructions?

Stockholders of Record. If you are a stockholder of record and you:

•	Indicate when voting on the Internet or by telephone that you wish to vote as recommended by our board of directors; or

•	Sign and return a proxy card without giving specific voting instructions,

then the proxy holders will vote your shares in the manner recommended by our board of directors on all matters presented in this proxy statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting. See the section entitled “Other Matters” below.

Beneficial Owners of Shares Held in Street Name. If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the organization that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.”

Which ballot measures are considered “routine” or “non-routine”?

The election of directors (Proposal 1) is considered non-routine under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters, and therefore there may be broker non-votes on Proposal 1.

The ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2014 (Proposal 2) is a matter considered routine under applicable rules. A broker or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected to exist in connection with Proposal 2.

What is the voting requirement to approve each of the proposals?

Proposal 1. A plurality of the shares voting is required to elect directors. This means that the two nominees receiving the highest number of affirmative votes of the shares entitled to be voted for them will be elected as Class III directors to serve terms ending at our 2017 annual meeting of stockholders. In counting votes on the election of directors, only votes “for” affect the outcome. Votes withheld shall have no legal effect. Broker non-votes (which are explained below) will be counted as not voted and will be deducted from the total shares of which a plurality is required.

Proposal 2. The affirmative vote of a majority of the shares voting on the item will be required to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2014 (Proposal 2). If any other matter is properly submitted to the stockholders at the annual meeting, its adoption generally will require the affirmative vote of a majority of the shares voting upon the particular proposal.

What are broker non-votes and what effect do they have on the proposals?

Generally, broker non-votes occur when shares held by a broker in “street name” for a beneficial owner are not voted with respect to a particular proposal because (a) the broker has not received voting instructions from the beneficial owner, and (b) the broker lacks discretionary voting power to vote those shares.

If you do not vote your proxy and your shares are held in street name, your brokerage firm may either vote your shares on routine matters or leave your shares unvoted. On non-routine matters, if the brokerage firm has not received voting instructions from you, the brokerage firm cannot vote your shares on that proposal, which is considered a “broker non-vote.” Broker non-votes will be counted for purposes of establishing a quorum to conduct business at the Annual Meeting. The proposal for the ratification of the appointment of our independent registered public accounting firm is considered routine under applicable rules. The election of directors is considered non-routine under applicable rules. Therefore, we encourage you to provide voting instructions to the organization that holds your shares by carefully following the instructions provided in the Notice before the Annual Meeting so that your shares will be represented and voted at the meeting even if you cannot attend in person.

Can I change my vote after I have voted?

You may revoke your proxy and change your vote at any time before the final vote at the Annual Meeting. You may vote again on a later date via the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the Annual Meeting will be counted) by signing and returning a new proxy card or vote instruction form with a later date, or by attending the Annual Meeting and voting in person.

However, your attendance at the Annual Meeting will not automatically revoke your proxy unless you vote again at the Annual Meeting or specifically request that your prior proxy be revoked by delivering a written notice of revocation prior to the Annual Meeting to our Corporate Secretary at Solazyme, Inc., 225 Gateway Boulevard, South San Francisco, CA 94080.

Who will serve as the inspector of election?

A third party engaged by Broadridge Financial Solutions on our behalf will serve as the inspector of election.

Is my vote confidential?

Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within Solazyme or to third parties, except:

•	As necessary to meet applicable legal requirements;

•	To allow for the tabulation and certification of votes; and

•	To facilitate a successful proxy solicitation.

Written comments provided by stockholders on their proxy cards may be forwarded to our management and our board of directors.

What does it mean if I receive more than one proxy or voting instruction card?

It means that your shares are registered differently or are in more than one account. Please provide voting instructions for all proxy and voting instruction cards you receive.

Where can I find the voting results of the Annual Meeting?

We will announce the preliminary voting results at the Annual Meeting. The final voting results will be tallied by the inspector of election and published in a Current Report on Form 8-K we are required to file with the SEC shortly after the Annual Meeting.

How can I attend the Annual Meeting?

Attendance at the Annual Meeting is limited to stockholders. Please bring valid picture identification, such as a driver’s license or passport, and proof of stock ownership as of March 25, 2014. Shares held directly in your name as the stockholder of record may be voted in person at the Annual Meeting. We will give you a ballot at your request when you arrive. Shares held in “street name” through a brokerage account or by a bank or other nominee may be voted in person by you if you obtain a signed proxy from the record holder giving you the right to vote the shares. You should allow yourself enough time prior to the Annual Meeting to obtain this proxy from the record holder. Even if you plan to attend the Annual Meeting in person, we recommend that you vote your shares in advance as described above so that your vote will be counted if you later decide not to attend the Annual Meeting.

Revoking Your Proxy

You may revoke your proxy by: (1) sending in another signed proxy card with a later date; (2) providing subsequent Internet or telephone voting instructions; (3) notifying our Corporate Secretary in writing before the Annual Meeting that you have revoked your proxy; or (4) voting in person at the Annual Meeting.

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

Board Structure

Our board of directors currently consists of eight members, comprised of six non-employee members, our President and our Chief Executive Officer. The authorized number of directors may be changed only by resolution of the board of directors. Our bylaws provide that the board is divided into three classes with staggered terms described below, with each class to be as nearly equal in number as possible. Any additional directorships resulting from an increase in the number of directors would be distributed among the three classes so that, as nearly as possible, each class would consist of one-third of the directors. Our three classes of directors are:

•	Class I directors, who currently consist of Ian T. Clark, James R. Craigie and Peter Kovacs, whose terms will expire at our annual meeting of stockholders to be held in 2015;

•	Class II directors, who consist of Michael V. Arbige, Jerry Fiddler and Ann Mather, whose terms will expire at our annual meeting of stockholders to be held in 2016; and

•	Class III directors, who consist of Jonathan S. Wolfson and David C. Cole, whose terms expire at this Annual Meeting, each of whom is being nominated for election.

Upon expiration of the terms set forth above, each director’s successor elected upon expiration of the applicable term will serve until such director’s successor has been duly elected and qualified at the third annual meeting following his or her election, or until such director’s earlier death, resignation or removal. Under Delaware law, our directors may be removed for cause by the affirmative vote of the holders of a majority of our voting stock.

We seek to achieve an appropriate level of diversity in the membership of our board of directors and to assemble a broad range of skills, expertise and knowledge to benefit our business. The nominating and corporate governance committee and the full board of directors annually assess the composition of our board of directors, considering diversity across many dimensions, including industry experience, functional areas and skills (e.g., technology and finance), geographic scope, public and private company experience, and director experience in the context of an assessment of the current and expected needs of the board. The nominating and corporate governance committee reviews director candidates based on the board’s needs as identified through this assessment and other factors and considers, among other things, independence, character, demonstrated leadership, skills, including financial expertise, and experience in the context of the needs of the board. Although the board does not have a formal policy regarding board diversity, the board believes that having such diversity among its members enhances the board’s ability to make fully informed, comprehensive decisions.

Director Nominees

As recommended by our nominating and corporate governance committee, our board of directors has nominated Jonathan S. Wolfson and David C. Cole as Class III directors for terms expiring at the 2017 annual meeting of stockholders. Each proposed nominee is willing to serve as a director if elected and has agreed to be named in this proxy statement. However, if a nominee is unable to serve or is otherwise unavailable for election, which is not contemplated, our incumbent board may or may not select a substitute nominee. If a substitute nominee is selected, your shares will be voted for the substitute nominee (unless you give other instructions). If a substitute nominee is not selected, your shares will be voted for the remaining nominees. Proxies will not be voted for more than two nominees.

Biographical information for each nominee and each current director who will continue to serve after the Annual Meeting is presented below. Except as otherwise indicated, all have had the same principal positions and employment for over five years.

Nominees for Terms Expiring in 2017 (Class III)

Jonathan S. Wolfson, 43, is a co-founder and was our President and Chief Operating Officer from 2003 until 2008 when he became Chief Executive Officer. Prior to founding Solazyme, Mr. Wolfson held a variety of positions in finance, business and law, most recently that of Vice President of Finance and Business Development for 7thOnline, Inc., a supply chain software company. Immediately prior to that, Mr. Wolfson was co-founder and Chief Operating Officer of InvestorTree, Inc., a financial services software company. Mr. Wolfson obtained a law degree from New York University (NYU) School of Law and an M.B.A. from NYU Stern School of Business. He has served as a member of our board of directors since inception. Mr. Wolfson is a valuable member of the board of directors due to his leadership, his experience in finance and business and his extensive understanding of the company, which brings historic knowledge and continuity to the board of directors.

David C. Cole, 61, has been our President since January 2014 and a member of our board of directors since 2013. He has been an investor in and advisor to the Company since 2010. Mr. Cole has been an investor in and advisor to a number of companies since December 2008. From October 2003 until December 2008, Mr. Cole served as President and Chief Executive Officer of the Maui Land and Pineapple Company (MLP) and Chairman of MLP from March 2004 until December 2008. He previously held a number of executive positions, including at AOL (Group President), Ziff Communications (President), and Ashton-Tate (CEO). Mr. Cole obtained a B.A. in liberal studies from the University of Hawaii. Mr. Cole is a valuable member of the board of directors due to his experience in and knowledge of the agriculture and technology sectors and his leadership experience.

Continuing Directors with Terms Expiring in 2015 (Class I)

Ian T. Clark, 53, has been a member of our board of directors since 2011. Mr. Clark currently serves as Chief Executive Officer of Genentech, Inc., a member of the Roche Group, and head of North American Commercial Operations. He was appointed to this role in January 2010. Mr. Clark also leads the Genentech executive committee and is a member of the Genentech board of directors. Mr. Clark joined Genentech in 2003 as senior vice president and general manager, BioOncology. In August 2005 he was named senior vice president, Commercial Operations and became a member of the executive committee, and in January 2006, he was named executive vice president, Commercial Operations. In April 2009, he was named head of Global Product Strategy and chief marketing officer. Prior to joining Genentech, Mr. Clark served as president of Novartis Canada, overseeing all of the company’s country operations. Before assuming his post in Canada, Mr. Clark served as Chief Operating Officer for Novartis United Kingdom. Prior to joining Novartis in 1999, Mr. Clark worked in vice presidential roles in sales and marketing for Sanofi (Aventis) and Ivax in the United Kingdom and Eastern Europe. Mr. Clark has served on the board of the Biotechnology Industry Organization (BIO) Industry Association since 2009, is an advisor to the Institute of Life Sciences at Southampton University in the United Kingdom, and is a member of the Federal Reserve Bank of San Francisco’s Economic Advisory Council. Mr. Clark received a Bachelor of Science degree in biological sciences from Southampton University in the United Kingdom. Mr. Clark is a valuable member of the board of directors due to his experience in and knowledge of the biotechnology sector and his leadership experience.

Peter Kovacs, 72, has been a member of our board of directors since 2013. He has been a consultant, providing business consulting services, to a variety of companies since 1997. He was a consultant to us from 2007 until his appointment to our board in 2013. From 1994 until his retirement in 1997, Mr. Kovacs served as President and CEO of the NutraSweet Kelco Company, a nutritional and specialty chemicals company. From 1993 to 1994 he was President and CEO of the Kelco Company, a specialty chemicals company. Mr. Kovacs was employed by Kelco in various capacities from 1967, through his appointment as President and CEO in 1993, until Kelco’s acquisition by Monsanto in 1994. Mr. Kovacs obtained a B.S. in chemistry from San Diego State University. Mr. Kovacs is a valuable member of the board of directors due to his experience in and knowledge of the biotechnology sector, particularly the food sector, his knowledge of the company and his leadership experience.

James R. Craigie, 60, has been a member of the board of directors since 2013. He has been the Chairman and Chief Executive Officer of Church & Dwight Co., Inc., a consumer packaged goods company, since 2007.

From July 2004 through May 2007, he was the President and Chief Executive Officer of Church & Dwight. He has served on the board of directors of Church & Dwight since 2004. From December 1998 through September 2003, he was President and Chief Executive Officer and a member of the board of directors of Spalding Sports Worldwide and its successor, Top-Flite Golf Co. During the period from 1983 to November 1998, Mr. Craigie held various senior management positions with Kraft Foods Inc. Prior to entering private industry, he served for six years as an officer in the U.S. Navy. He currently serves as a member of the boards of directors of Meredith Corporation, a media and marketing company (from which he will be resigning effective May 7, 2014), Bloomin’ Brands, Inc., a casual dining company and the Gettysburg Foundation, a non-profit foundation involved with restoring the Gettysburg battlefields. Mr. Craigie is a valuable member of the board of directors due to his consumer products and brand building experience, particularly in the food, household and personal care sectors, as well as his leadership experience.

Continuing Directors with Terms Expiring in 2016 (Class II)

Michael V. Arbige, 60, has been a member of our board of directors since 2005. In May 2011, E.I. du Pont de Nemours and Company acquired Genencor International, Inc., a division of Danisco US Inc., a diversified biotechnology company, and Dr. Arbige was appointed Vice President, Research and Development of DuPont Industrial Biosciences. He is responsible for all activities associated with managing and driving the research and development activities for DuPont Industrial Biosciences. From 1990 to 2011, Dr. Arbige held a variety of positions at Genencor, most recently as its Executive Vice President of Research and Development, a position he held from 2009 to 2011. Dr. Arbige obtained his Ph.D. in Microbial Physiology and Genetics in 1982 from the University of New Hampshire. Dr. Arbige is a valuable member of the board of directors due to his experience in and knowledge of the biotechnology sector.

Jerry Fiddler, 62, has been a member and the Chairman of our board of directors since 2004. From 1981 to 2009 Mr. Fiddler was, at various times, the founder, Chief Executive Officer, Chairman and/or director of Wind River Systems, Inc., a publicly held software company, until it was acquired by Intel Corporation, a semiconductor company. Mr. Fiddler is the principal/CEO of Zygote Ventures, LLC, and an adjunct professor at University of California, Berkeley. He serves on a number of private company and non-profit boards. Mr. Fiddler obtained an M.S. from the University of Illinois. Mr. Fiddler is a valuable member of the board of directors due to his leadership and corporate governance experience, his experience as Chief Executive Officer and Chairman of a public company, his service on the boards of directors of private companies and non-profit entities and his extensive knowledge of our company due to his service on the board of directors since 2004, which brings historic understanding and continuity to the board of directors.

Ann Mather, 53, has been a member of our board of directors since 2011. Ms. Mather has been a member of the board of directors of Google Inc., an online search provider, since November 2005, and serves as chair of its audit committee; Glu Mobile Inc., a publisher of mobile games, since September 2005; MGM Holdings Inc., a motion picture and television production and distribution company, since December 2010, and serves on its compensation committee; Netflix, Inc., an internet subscription service for movies and television shows, since July 2010, and serves on its audit committee; and Shutterfly, Inc., a manufacturer and digital retailer, since May 2013, and serves on its audit committee. Ms. Mather has been an Independent Trustee to the Dodge and Cox funds Board of Trustees since May 2011. Ms. Mather was previously a director of MoneyGram International, a global payment services company; Central European Media Enterprises Group, a developer and operator of national commercial television channels and stations in Central and Eastern Europe; Zappos.com, Inc., a privately held, online retailer, until it was acquired by Amazon.com, Inc. in 2009; and Shopping.com, Inc., a price comparison web site, until it was acquired by eBay Inc. in 2005. From 1999 to 2004, Ms. Mather was Executive Vice President and Chief Financial Officer of Pixar, a computer animation studio. Prior to her service at Pixar, Ms. Mather was Executive Vice President and Chief Financial Officer at Village Roadshow Pictures, the film production division of Village Roadshow Limited. Ms. Mather holds a Master of Arts degree from Cambridge University. Ms. Mather is a valuable member of the board of directors due to her service on the boards of directors of other public and private companies and her knowledge of accounting.

Board Leadership Structure

Our board of directors does not have a formal policy with respect to whether our Chief Executive Officer (CEO) should also serve as our chairman of the board (Chairman). Since March 2003, we have had different individuals serving as Chairman of our board of directors and as our CEO. Currently, Jerry Fiddler is our Chairman and Jonathan S. Wolfson is our CEO. Our board of directors believes that its current leadership structure best promotes the board’s objective to effectively oversee management; the ability of our board of directors to carry out its roles and responsibilities on behalf of the stockholders; and our company’s overall corporate governance. Our board of directors also believes that the current separation of the Chairman and CEO roles allows Mr. Wolfson, a founder of the company, to develop and execute the company’s corporate strategy and focus on day-to-day operations and company performance while leveraging Mr. Fiddler’s experience, independence and tenure as a director of the company, which dates back to 2004. Our board of directors periodically reviews the leadership structure and may make changes in the future.

Director Independence

In February 2014, our board of directors undertook a review of the independence of each director and considered whether any director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. As a result of this review, our board of directors determined that all of our directors, other than Mr. Kovacs, Mr. Wolfson and Mr. Cole, are “independent” within the meaning of applicable NASDAQ listing standards, constituting a majority of independent directors of our board of directors as required by NASDAQ listing standards.

Board Committees

As described above under “Board Structure,” our board of directors currently consists of eight members, comprised of six non-employee members, our CEO and our President. Our bylaws provide that the board of directors is divided into three classes with the staggered terms described above, with each class to be as nearly equal in number as possible. The division of our board of directors into three classes with staggered three-year terms may delay or prevent a change of control at our company.

During 2013, our board of directors held seven meetings. In 2013, each director attended at least 75% of the aggregate of the meetings of the board of directors (held during the period that such director served) and the meetings held by all committees of the board of directors on which such director served (during the period that such director served). Our board of directors’ policy is that directors are encouraged to attend our annual meetings of stockholders. Each director then serving except one attended our 2013 annual meeting of stockholders.

We have three standing committees of the board of directors: the audit committee, the compensation committee and the nominating and corporate governance committee. Members of each committee are appointed by the board of directors and the authority, duties and responsibilities of each committee are governed by written charters approved by the board of directors. These charters can be found in the Corporate Governance section of the Investors section of our website at www.solazyme.com. In addition to regular meetings of the board of directors and committees, we have regularly scheduled closed sessions for directors only, as well as regularly scheduled executive sessions for non-management directors only.

The current membership for each of the standing committees is as follows:

Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Ann Mather (Chair)	Michael V. Arbige (Chair)	Jerry Fiddler (Chair)
Jerry Fiddler	Ian T. Clark	Michael V. Arbige
James R. Craigie	James R. Craigie	Ian T. Clark

Audit Committee

Our board of directors has determined that, during 2013, all members of our audit committee satisfied the independence and financial literacy requirements of Rule 10A-3 of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the applicable NASDAQ listing standards. Our board of directors has also determined that Ms. Mather is an audit committee “financial expert” as defined under the SEC rules implementing Section 407 of the Sarbanes-Oxley Act of 2002 and satisfies the financial sophistication requirements of the NASDAQ listing standards. In making this determination, our board of directors considered the nature and scope of experience she has had with reporting companies, and her prior experience, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities. Our audit committee met five times in 2013.

The primary purpose of the audit committee is to discharge the responsibilities of our board of directors with respect to our accounting and financial reporting processes, our internal control over financial reporting processes and audits of financial statements and to oversee the performance and independence of our independent registered public accounting firm. Specific responsibilities of our audit committee include:

•	evaluating the performance of our independent registered public accounting firm and determining whether to retain or terminate their services;

•	determining and pre-approving the engagement of our independent registered public accounting firm to perform audit services and any permissible non-audit services;

•	monitoring the rotation of the partners of the independent registered public accounting firm;

•

reviewing and discussing with management and our independent registered public accounting firm the results of the annual audit and the independent registered public accounting firm’s review of our annual and quarterly financial statements and reports;

•	reviewing with management and our independent registered public accounting firm significant issues that arise regarding accounting principles and financial statement presentation;

•

conferring with management and our independent registered public accounting firm regarding the scope, adequacy and effectiveness of our disclosure controls and procedures and internal control over financial reporting; and

•	establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting control or auditing matters.

Compensation Committee

Our board of directors has determined that each member of the compensation committee meets the independence requirements of the applicable NASDAQ listing standards, is a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act and is an “outside director” as that term is defined in Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code. The purpose of our compensation committee is to discharge the responsibilities of our board of directors to oversee our executive compensation and benefits policies and to review and determine the compensation to be paid to our executive officers, as well as to prepare and review the compensation committee report included in our annual proxy statement in accordance with applicable rules and regulations of the SEC. The compensation committee met four times during 2013. Specific responsibilities of our compensation committee include:

•	determining the compensation and other terms of employment of our executive officers and reviewing and approving corporate performance goals and objectives relevant to such compensation;

•	reviewing and evaluating our executive compensation and benefits policies;

•	reviewing and approving the terms of any employment agreements, severance arrangements, change-of-control protections and any other compensatory arrangements for our executive officers; and

•	evaluating the efficacy of our compensation policy and strategy in achieving expected benefits to us and otherwise furthering the compensation committee’s policies.

As described in the “Compensation Discussion and Analysis” section below, our compensation committee retained Radford, an AON Hewitt Company (Radford), an independent executive compensation consulting firm, to provide executive officer compensation consulting services to our compensation committee during 2013. Radford also provided general observations on our global compensation programs and recommendations on executive officer compensation, but it did not determine the amount or form of compensation for the named executive officers. Please see the “Compensation Discussion and Analysis” section below for more information regarding the compensation committee’s processes and procedures.

Nominating and Corporate Governance Committee

Our board of directors has determined that all members of the nominating and corporate governance committee meet the independence requirements of the applicable NASDAQ listing standards. The nominating and corporate governance committee met six times during 2013 and met after the end of the fiscal year to recommend to the full board of directors each of the nominees as Class III directors for terms expiring at the 2017 annual meeting of stockholders for election to our board of directors. The specific responsibilities of our nominating and corporate governance committee include:

•	identifying, reviewing, evaluating and recommending for selection, candidates for membership on our board of directors;

•

reviewing, evaluating and considering the recommendation for nomination of incumbent members of our board of directors for re-election to our board of directors and monitoring the size of our board of directors;

•	evaluating nominations by stockholders of candidates for election to our board of directors;

•	reviewing, discussing and reporting to our board of directors an assessment of our board’s performance;

•	reviewing and approving related-party transactions; and

•	determining adherence to our corporate governance documents, including our Code of Business Conduct and Ethics and Corporate Governance Guidelines.

The nominating and corporate governance committee considers director candidates suggested by directors, senior management and stockholders and evaluates all nominees for director in the same manner. Stockholders may recommend individual nominees for consideration by the nominating and corporate governance committee by communicating with the committee as discussed below in “Stockholder Communications with our Board of Directors.” Our board of directors ultimately determines individuals to be nominated at each annual meeting. Stockholders must comply with the procedures for stockholder proposals and nominations described below under “Stockholder Proposals and Nominations.” From time-to-time, the nominating and corporate governance committee may retain a third party search firm to identify director candidates and has sole authority to select the search firm and approve the terms and fees of any director search engagement.

Risk Oversight by our Board of Directors

While risk management is primarily the responsibility of our management team, our board of directors is responsible for the overall supervision of our risk management activities. Our board of directors generally oversees corporate risk in its review and deliberations relating to our activities, including financial and strategic risk relevant to our operations. The board implements its risk oversight function both at the full board of directors level and through delegation to its standing committees. Management provides updates throughout the year to the respective committees regarding the management of the risks they oversee and each committee meets regularly and reports on risk to the full board of directors at regular meetings of our board. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire board of directors is regularly informed through committee reports about such risks. The audit committee oversees management of financial risks. The compensation committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements and employee retention. The nominating and corporate governance committee manages risks associated with the independence of our board of directors and potential conflicts of interest.

With respect to risk related to compensation matters, our management assesses and discusses with our compensation committee our compensation policies and practices for our employees as they relate to our risk management and, based upon this assessment, we believe that any risks arising from such policies and practices are not reasonably likely to have a material adverse effect on us in the future. In particular:

•

Our employees’ base salaries are fixed in amount and thus we do not believe that they encourage excessive risk-taking. While performance-based cash bonuses and sales-based compensation focus on achievement of short-term or annual goals, which may encourage the taking of short-term or annual risks at the expense of long-term results, we believe that our compensation policies help mitigate this risk and our performance-based cash bonuses and sales-based compensation are limited, representing a small portion of the total compensation opportunities available to most employees. We also believe that our performance-based cash bonuses and sales-based compensation appropriately balance risk and the desire to focus our employees on specific short-term goals important to our success, and do not encourage unnecessary or excessive risk-taking.

•

A portion of the compensation provided to our employees is in the form of long-term equity-based incentives that we believe are important to help further align our employees’ interests with those of our stockholders. We do not believe that these equity-based incentives encourage unnecessary or excessive risk taking because their ultimate value is tied to our stock price and because awards are staggered and subject to long-term vesting schedules to help ensure that our employees have significant value tied to long-term stock price performance.

Code of Business Conduct and Ethics

Our board of directors has adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors. The full text of our Code of Business Conduct and Ethics is posted in the Corporate Governance section of the Investors section of our website at www.solazyme.com. The Code of Business Conduct and Ethics is available in print to any person without charge, upon request sent to our Corporate Secretary, at Solazyme, Inc., 225 Gateway Boulevard, South San Francisco, California 94080. We will disclose, in accordance with all applicable laws and regulations, amendments to provisions of our Code of Business Conduct and Ethics, or waivers of such provisions, that are applicable to any principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions or any member of our board of directors on our web site identified above.

Policy against Hedging Transactions

Our Insider Trading Policy provides that directors, officers and employees shall not engage in hedging transactions or transactions involving derivative securities, including puts and calls, based on our securities.

Corporate Governance Guidelines

Our board of directors has adopted Corporate Governance Guidelines for us. The full text of the Corporate Governance Guidelines is posted in the Corporate Governance section of the Investors section of our website at www.solazyme.com. The Corporate Governance Guidelines address a number of corporate governance issues, including director qualifications, director independence, director service on other public company boards and the separation of roles between CEO and chairman of the board, among others.

Non-Employee Director Compensation

In December 2011, our management worked with Radford to conduct a review of our non-employee director compensation, considering a variety of factors including compensation paid to non-employee directors of similarly situated companies in our industry and companies that have undergone significant growth. As a result of the review, and in consultation with Mr. Fiddler, chair of the nominating and corporate governance committee, our management proposed adjustments to non-employee director compensation, with the increase in cash compensation effective as of January 1, 2012 and the increase in size of annual equity grants implemented at our 2012 annual meeting of stockholders. Pursuant to this program, each member of our board of directors who is not our employee received the following compensation for board services on or after January 1, 2012, as applicable:

•	$50,000 per year for service as a board member;

•	$25,000 per year for service as chair of the audit committee;

•	$25,000 per year for service as chair of the compensation committee;

•	$7,500 per year for service as chair of the nominating and corporate governance committee;

•	$15,000 per year for service as a non-chair member of the audit or compensation committee; and

•	$5,000 per year for service as a non-chair member of the nominating and corporate governance committee.

In addition, we reimburse our non-employee directors for expenses incurred in attending board and committee meetings.

Upon initially joining our board of directors, each non-employee director is granted an option to acquire 54,000 shares of our common stock, with an exercise price equal to the then fair market value of our common stock, or 18,000 restricted stock units. Upon initial appointment as chair of the board or lead director (if one is appointed), in addition to their cash compensation for service as a board member and the initial and annual equity grants received by non-employee directors, the chair of the board and the lead director (if one is appointed) are each granted an option to acquire 9,000 shares of our common stock, with an exercise price equal to the then fair market value of our common stock, or 3,000 restricted stock units. On the date of each annual meeting of our stockholders, each non-employee director is granted an option to acquire 18,000 shares of our common stock, with an exercise price equal to the then fair market value of our common stock, or 6,000 restricted stock units. In addition, on the date of each annual meeting of our stockholders, each of the chair of the board and the lead director (if one is appointed), in addition to their cash compensation for service as a board member and the initial and annual equity grants received by non-employee directors, is granted an option to acquire 12,000 shares of our common stock, with an exercise price equal to the then fair market value of our common stock, or 4,000 restricted stock units. Initial equity award grants to new members of our board of directors vest according to the following schedule: one-third at 12 months from the grant date, followed by a series of 24 successive equal monthly installments. A newly elected/appointed director and/or board chair or lead director receives a prorated portion of an annual grant (prorated to the next June 1) with a vesting schedule concluding as of the first June 1 after election/appointment. Except as described above with respect to the proration of annual grants for newly elected/appointed directors and/or chair of the board or lead director, annual equity award grants vest in a series of 12 successive equal monthly installments measured from the date of grant. All director stock options granted under our 2011 Equity Incentive Plan have a term of 10 years. All equity awards granted to a non-employee director vest in full immediately and automatically upon a change in control of the company.

The nominating and corporate governance committee reviewed our non-employee director compensation practices in 2013. In 2013, no changes to such practices have been made.

The following table shows, for the year ended December 31, 2013, certain information with respect to the compensation of all of our non-employee directors.

2013 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)(3)	Total ($)
Michael V. Arbige	80,000	114,278	194,278
Ian T. Clark	70,000	114,278	184,278
Jerry Fiddler	72,500	190,464	262,964
William D. Lese(2)	54,348	114,278	168,626
Ann Mather	75,000	114,278	189,278
James R. Craigie	25,870	415,823	441,693
Peter Kovacs	43,750	411,275	455,025

(1)	The dollar amounts in this column reflect the grant date fair value of stock option awards granted in 2013. These amounts have been calculated in accordance with Financial Accounting Standard Board Accounting Standards Codification No. 718, Compensation-Stock Compensation, or FASB ASC Topic 718, using the Black-Scholes option-pricing model. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For a discussion of valuation assumptions, see the notes to our financial statements included in our Annual Report on Form 10-K.
(2)	Mr. Lese resigned from our board of directors on September 4, 2013.
(3)	As of December 31, 2013, the following non-employee directors each held stock awards and stock options covering the following aggregate numbers of shares:

Name	Outstanding Option Awards (Shares) (#)	Outstanding Stock Awards (Shares) (#)
Michael V. Arbige	138,213	1,168
Ian T. Clark	102,000	—
Jerry Fidler	135,000	—
Ann Mather	102,000	—
James R. Craigie	67,300	—
Peter Kovacs	167,304	—

Stockholder Communications with our Board of Directors

Stockholders and interested parties may communicate with our board of directors by sending correspondence to the board of directors, a specific committee of our board of directors or a director c/o our Corporate Secretary, at Solazyme, Inc., 225 Gateway Boulevard, South San Francisco, California 94080 or by sending email to CorporateSecretary@solazyme.com.

Our Corporate Secretary reviews all communications to determine whether the contents include a message to a director and will provide a summary and copies of all correspondence (other than solicitations for services, products or publications) to the applicable directors at each regularly scheduled meeting. The Corporate Secretary will alert individual directors to items that warrant a prompt response from the individual director prior to the next regularly scheduled meeting. Items warranting prompt response, but not addressed to a specific director, will be routed to the applicable committee chairperson.

Compensation Committee Interlocks and Insider Participation

None of the members of the compensation committee is currently or has been at any time one of our officers or employees, nor has served as a member of the board of directors or compensation committee of any entity that has one or more officers serving as a member of our board of directors or compensation committee. None of our officers currently serve, nor have served during the last completed fiscal year, as a member of the board of directors or compensation committee of any entity that has one or more officers serving as a member of our board of directors or compensation committee.

Executive Officers

The following sets forth information regarding our executive officers as of March 24, 2014. Information pertaining to Mr. Wolfson and Mr. Cole, who are both directors and executive officers of Solazyme, may be found in the section entitled “Nominees for Terms Expiring in 2017 (Class III).”

Name	Age	Position
Jonathan S. Wolfson	43	Chief Executive Officer & Director

David C. Cole	61	President & Director

Tyler W. Painter	42	Chief Financial Officer

Peter J. Licari	50	Chief Technology Officer

Paul T. Quinlan	51	General Counsel & Corporate Secretary

Tyler W. Painter

Tyler W. Painter has served as our Chief Financial Officer since 2007. Prior to joining us, Mr. Painter served as interim Corporate Controller for PMC-Sierra (PMCS), a provider of broadband communications and internet infrastructure semiconductor solutions, from May 2007 through October 2007. From 2001 to 2007, Mr. Painter served as Vice President of Finance and Investor Relations and Corporate Treasurer for Wind River Systems, Inc., a software company. Prior to joining Wind River Systems, Inc., Mr. Painter held a variety of positions in finance at CarsDirect, Inc., an online automobile sales company, and at Gap, Inc., a retail clothing company. Mr. Painter obtained a B.S. in Business Administration/Finance from California Polytechnic State University, San Luis Obispo.

Peter J. Licari

Peter J. Licari has served as our Chief Technology Officer since 2012. From 2010 to 2012, he served as our Executive Vice President, Research and Development. He served as our Senior Vice President, Research and Development from 2008 until 2010. From 1998 to 2008, Dr. Licari held various positions at Kosan Biosciences, Inc., a biopharmaceutical company. In his last position at Kosan Biosciences, Inc. he served as Senior Vice President, Manufacturing and Operations responsible for the process development and manufacturing of Kosan’s clinical compounds. From 1993 to 1996, Dr. Licari served as the Director of Vaccine Manufacturing and Development at Massachusetts Biologic Laboratories, a part of the University of Massachusetts, an academic institution. Prior to joining Massachusetts Biologic Laboratories, Dr. Licari held a variety of research positions at BASF Bioresearch Corporation, a biopharmaceutical company, and Merck & Co., Inc., a pharmaceutical company. Dr. Licari obtained his Ph.D. in Chemical Engineering from the California Institute of Technology and obtained a M.B.A. from Pepperdine University.

Paul T. Quinlan

Paul T. Quinlan has served as our General Counsel and Corporate Secretary since 2010. From 2005 to 2010 Mr. Quinlan was General Counsel at Metabolex, Inc., a biopharmaceutical company. In this position, he was responsible for overseeing the legal affairs of Metabolex, Inc. From 2000 to 2005, Mr. Quinlan held various positions in the legal department at Maxygen, Inc., a biopharmaceutical company, most recently that of Chief Corporate Securities Counsel. Prior to joining Maxygen, Inc., Mr. Quinlan was an associate at Cooley LLP, a law firm, and Cravath, Swaine & Moore LLP, a law firm. Mr. Quinlan obtained a law degree from Columbia University Law School and a M.Sc. in Medical Biophysics from the University of Toronto.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND OFFICERS AND DIRECTORS

Unless otherwise indicated, the following table sets forth information about the beneficial ownership of our common stock as of March 24, 2014 for:

•	each person, or group of affiliated persons, known to us to be the beneficial owner of more than 5% of our common stock;

•	each named executive officer;

•	each of our directors and nominees for director; and

•	all of our executive officers and directors as a group.

Unless otherwise noted below, the address of each beneficial owner listed on the table is c/o Solazyme, Inc., 225 Gateway Boulevard, South San Francisco, CA 94080. We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based solely on our review of SEC filings, that the persons and entities named in the tables below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws. The percentage ownership information under the column entitled “Percent of Common Stock Outstanding” is based on 69,859,318 shares of common stock outstanding as of March 24, 2014. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of March 24, 2014 and restricted stock units that will become vested within 60 days of March 24, 2014. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

Beneficial Owner	Shares of Common Stock Beneficially Owned	Percent of Common Stock Outstanding (%)
5% or Greater Stockholders:
PRIMECAP Management Company(1)	6,828,730	9.8
225 South Lake Ave., #400
Pasadena, CA 91101
Braemar Energy Ventures II, LP(2)	4,030,077	5.8
340 Madison Avenue, 18th Floor
New York, NY 10173
Alan Salzman(3)	3,555,508	5.1
1001 Bayhill Drive, Suite 300
San Bruno, CA 94066

Named Executive Officers and Directors
Jonathan S. Wolfson(4)	3,084,016	4.4
David Cole(5)	75,000	*
Tyler W. Painter(6)	521,747	*
Jean-Marc Rotsaert(7)	2,500	*
Peter J. Licari(8)	370,124	*
Paul T. Quinlan(9)	234,707	*
Jerry Fiddler(10)	3,572,456	5.1
Michael V. Arbige(11)	358,632	*
Ian T. Clark(12)	103,500	*
Ann Mather(13)	100,500	*
Peter Kovacs(14)	137,304	*
James R. Craigie(15)	19,600	*
All Executive Officers and Directors as a Group (12 persons)(16)	8,580,086	11.9

*	Represents beneficial ownership of less than one percent of our outstanding common stock.
(1)	Based on a Schedule 13G/A filed with the SEC on February 10, 2014. The Schedule 13G/A filing reported that the reporting entity had sole voting power with respect to 5,438,913 shares and sole dispositive power with respect to 6,828,730 shares.
(2)	Based on a Schedule 13G/A filed with the SEC on March 17, 2014. The Schedule 13G/A filing reported that the reporting entity had sole voting and dispositive power with respect to 4,030,077 shares.
(3)	Based on a Schedule 13G/A filed with the SEC on February 13, 2014. The Schedule 13G/A filing reported that the reporting person had shared voting and dispositive power with respect to the 1,211,622 shares and notes held by VantagePoint Venture Partners 2006(Q), L.P. convertible into 393,653 shares as of January 24, 2013 and 1,556,580 shares and notes held by VantagePoint CleanTech Partners II, L.P. convertible into 393,653 shares of common stock as of January 24, 2013. Mr. Alan Salzman is the Managing Member of VantagePoint Venture Associates 2006, L.L.C., the general partner for VantagePoint Venture Partners 2006 (Q), L.P. and the Chief Executive Officer of VantagePoint CleanTech Management, Ltd., the general partner for VantagePoint CleanTech Associates II, L.P. VantagePoint CleanTech Associates II, L.P. is the general partner for VantagePoint CleanTech Partners II, L.P. Mr. Salzman disclaims beneficial ownership of all shares.
(4)	Includes (i) 2,619,851 shares of common stock held by The Jonathan S. Wolfson Revocable Trust dated August 12, 2010, (ii) 432,915 shares that Mr. Wolfson has the right to acquire pursuant to outstanding options that are fully vested and exercisable within 60 days of March 24, 2014, and (iii) 31,250 shares that Mr. Wolfson has the right to acquire upon the early exercise of stock options that remain subject to further vesting.
(5)	Includes (i) 20,000 shares of common stock held by The Cole Charitable Remainder Unitrust and (ii) 55,000 shares that Mr. Cole has the right to acquire pursuant to outstanding options that are fully vested and exercisable within 60 days of March 24, 2014.
(6)	Includes (i) 61,748 shares of common stock owned by Mr. Painter, (ii) 433,955 shares that Mr. Painter has the right to acquire pursuant to outstanding options that are fully vested and exercisable within 60 days of March 24, 2014, and (iii) 26,044 shares that Mr. Painter has the right to acquire upon the early exercise of stock options that remain subject to further vesting.
(7)	Mr. Rotsaert’s last day of employment with the Company was January 5, 2014.
(8)	Includes (i) 109,341 shares of common stock owned by Dr. Licari, (ii) 234,738 shares that Dr. Licari has the right to acquire pursuant to outstanding options that are fully vested and exercisable within 60 days of March 24, 2014, and (iii) 26,045 shares that Dr. Licari has the right to acquire upon the early exercise of stock options that remain subject to further vesting.
(9)	Includes (i) 3,125 shares of common stock owned by Mr. Quinlan, (ii) 210,121 shares that Mr. Quinlan has the right to acquire pursuant to outstanding options that are fully vested and exercisable within 60 days of March 24, 2014, and (iii) 21,461 shares that Mr. Quinlan has the right to purchase upon the early exercise of stock options that remain subject to further vesting.
(10)	Includes (i) 47,925 shares of common stock owned by Mr. Fiddler, (ii) 130,999 shares that Mr. Fiddler has the right to acquire pursuant to outstanding options that are fully vested and exercisable within 60 days of March 24, 2014, (iii) 2,537,210 shares of common stock owned by Jazem I Family Partners, L.P. (Jazem I), (iv) 54,861 shares of common stock owned by the AAF 2006 Trust, (v) 54,861 shares of common stock owned by the ESF 2006 Trust, (vi) 54,861 shares of common stock owned by the ZUF 2006 Trust, and (vii) 691,739 shares of common stock owned by The Fiddler and Alden Family Trust (The Fiddler Trust). Mr. Fiddler is the Chairman of our board of directors and a General Partner of Jazem I, the trustee of The Fiddler Trust, and the co-trustee of the AAF 2006 Trust, the ESF 2006 Trust, and the ZUF 2006 Trust.
(11)	Includes (i) 90,049 shares of common stock owned by the Arbige and Stuart 2004 Trust, (ii) 132,787 shares of common stock owned by Dr. Arbige, of which 195 shares will be unvested as of 60 days from March 24, 2014 and (iii) 135,796 shares which Dr. Arbige has the right to acquire pursuant to outstanding options that are fully vested and exercisable within 60 days of March 24, 2014.

(12)	Includes (i) 3,000 shares of common stock owned by Mr. Clark and (ii) 100,500 shares that Mr. Clark has the right to acquire pursuant to outstanding options that are fully vested and exercisable within 60 days of March 24, 2014.
(13)	Includes 100,500 shares that Ms. Mather has the right to acquire pursuant to outstanding options that are fully vested and exercisable within 60 days of March 24, 2014.
(14)	Includes (i) 2,000 shares of common stock held in custodial accounts for which Mr. Kovacs serves as custodian, (ii) 1,000 shares of common stock held in custodial accounts for which Mr. Kovacs’ spouse serves as custodian and (iii) 134,304 shares of common stock that Mr. Kovacs has the right to purchase pursuant to outstanding options that are fully vested and exercisable within 60 days of March 24, 2014.
(15)	Includes (i) 3,900 shares of common stock owned by the BJC 2012 Trust, (ii) 3,900 shares of common stock owned by the CBC 2012 Trust and (iii) 11,800 shares that Mr. Craigie has the right to acquire pursuant to outstanding options that are fully vested and exercisable within 60 days of March 24, 2014.
(16)	Includes (i) 6,494,658 shares of common stock beneficially owned by our directors and executive officers of which 195 shares will be unvested as of 60 days from March 24, 2014, (ii) 1,980,628 shares that our directors and executive officers have the right to acquire pursuant to outstanding options that are fully vested and exercisable within 60 days of March 24, 2014 and (iii) 104,800 shares that certain directors and executive officers have the right to purchase upon the early exercise of stock options that remain subject to further vesting.

Equity Compensation Plan Information

The following table sets forth certain information, as of December 31, 2013, concerning shares of our common stock authorized for issuance under all of our equity compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders(1)(2)	11,829,274	$8.72	(3)	7,314,559
Total	11,829,274	$8.72	(3)	7,314,559

(1)	Includes the 2004 Equity Incentive Plan, as amended, the 2011 Equity Incentive Plan and, for column (c), the 2011 Employee Stock Purchase Plan.
(2)	The 2011 Equity Incentive Plan contains an “evergreen” provision pursuant to which the number of shares of common stock reserved for issuance under such plan shall be increased on the first day of each year beginning in 2012 and ending in 2021, equal to the least of (A) 7,000,000 shares, (B) five percent (5%) of the outstanding shares of stock on the last day of the immediately preceding fiscal year and (C) such lesser number of shares of stock as determined by our board of directors. The 2011 Employee Stock Purchase Plan contains an “evergreen” provision pursuant to which the number of shares of common stock reserved for issuance under such plan shall be increased on the first day of each year beginning in 2012 and ending in 2021, equal to the least of (A) 1,500,000 shares, (B) one percent (1%) of the outstanding shares of stock on the last day of the immediately preceding fiscal year and (C) such lesser number of shares of stock as determined by our board of directors.
(3)	Excludes restricted stock units, which have no exercise price.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file reports of securities ownership and changes in such ownership with the SEC. Officers, directors and greater than ten percent shareholders also are required by SEC rules to furnish us with copies of all Section 16(a) forms they file.

Based solely upon a review of the copies of such forms furnished to us or written representations that no report was required to be filed, we believe that all Section 16(a) filing requirements were timely met during 2013.

EXECUTIVE COMPENSATION

Compensation Committee Report

The following report of the Compensation Committee shall not be deemed to be “soliciting material” or to otherwise be considered “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933 (the “Securities Act”) or the Exchange Act except to the extent that Solazyme specifically incorporates it by reference into such filing.

Our compensation committee has reviewed and discussed with management the disclosures contained in the following section entitled “Compensation Discussion and Analysis.” Based on this review and discussion, our compensation committee recommended to our board of directors that the “Compensation Discussion and Analysis” be included in this proxy statement for the Annual Meeting.

The Compensation Committee

Michael V. Arbige (Chair)

Ian T. Clark

James R. Craigie

Compensation Discussion and Analysis

Introduction

The purpose of this compensation discussion and analysis section is to provide information for the fiscal year ended December 31, 2013 about the material elements of compensation that were paid, awarded to or earned by our “named executive officers,” who consist of our principal executive officer, principal financial officer and the three most highly compensated other executive officers. Our named executive officers as of December 31, 2013 were:

•	Jonathan S. Wolfson, Chief Executive Officer;

•	Tyler W. Painter, Chief Financial Officer;

•	Jean-Marc Rotsaert, Former Chief Operating Officer;

•	Peter J. Licari, Chief Technology Officer; and

•	Paul T. Quinlan, General Counsel and Corporate Secretary.

Mr. Rotsaert departed from the company on January 5, 2014.

Compensation Decisions

Our compensation committee periodically seeks input from Radford, an Aon Hewitt Company (Radford), its outside compensation consultant, on a range of external market factors, including evolving compensation trends, appropriate peer companies and market survey data. In late 2012, our compensation committee retained Radford to conduct a competitive review and analysis of our current executive compensation program to be considered by the compensation committee in establishing the 2013 compensation levels for our named executive officers.

We held the first advisory stockholder vote on our executive compensation practices (say-on-pay) at our 2012 annual meeting of stockholders, as required by the Dodd–Frank Wall Street Reform and Consumer Protection Act (Dodd-Frank legislation). Over 99% of the votes cast on the say-on-pay proposal at that meeting were voted in favor of the proposal. The compensation committee has not made significant changes to its practices in response to the 2012 advisory vote. In addition, at our 2012 annual meeting, we held the first advisory stockholder vote on the frequency of future stockholder advisory votes to approve named executive officer compensation of stockholders, as required by the Dodd-Frank legislation. Approximately 81% of the votes cast on the frequency proposal at that meeting were voted in favor of a three-year frequency for future stockholder advisory votes to approve named executive officer compensation. Our board of directors has adopted our stockholders’ recommendation to hold an advisory say-on-pay vote every three years. Therefore, our next advisory say-on-pay vote will be at our 2015 annual meeting.

Compensation Philosophy and Objectives

Our executive compensation program is intended to balance short-term and long-term goals with a combination of cash payments and equity awards designed to effectively attract, motivate, reward and retain our executive officers. We favor a “pay-for-performance” compensation philosophy that is driven by individual and corporate performance. We also continue to review what we believe are best practices with respect to compensation and benefits and review market data in order to maintain external competitiveness for our key talent. As we continue to grow, we expect that the specific direction, emphasis and components of our executive compensation program will continue to evolve.

Our executive compensation program is designed to:

•	attract and retain talented and experienced executives who strategically address our short-term and long-term needs;

•	align the interests of our executive officers with stockholders by motivating executive officers to increase stockholder value and reward executive officers when stockholder value increases;

•	compensate our executives in a manner that motivates them to manage our business to meet our short-term and long-term objectives and create stockholder value;

•	reward executives whose knowledge, skills and performance are critical to our success; and

•	foster a shared commitment among executives by aligning their individual goals with the goals of the executive management team and our stockholders.

To help achieve these objectives, the compensation committee ties a substantial portion of the executives’ overall compensation to key strategic business, financial and operational goals, such as business development and innovation, product development, manufacturing and revenue metrics.

Our executive compensation program rewards corporate achievement, as well as both team and individual accomplishments, by emphasizing a combination of corporate results and individual accountability. A significant portion of total compensation is placed at risk through annual performance bonuses and long-term equity incentives. We use a mix of annual performance bonuses, restricted stock units and stock options to optimize the alignment of the interests of our executives with those of our stockholders. This combination of cash and equity incentives is designed to balance annual business and operating objectives, and our financial performance, with longer-term stockholder value creation.

We also seek to promote a long-term commitment to Solazyme by our executives. We believe that there is great value to us in having a team of long-tenured, seasoned managers. Our team-focused culture and management practices are designed to foster this commitment. In addition, the typical vesting schedule attached to equity awards is based upon continued employment for multiple years following the grant, and is intended to retain our executives and reinforce this long-term commitment.

Executive Compensation Procedures

Our compensation committee is responsible for both the performance evaluation of executives that are subject to the provisions of Section 16 of the Exchange Act of 1934 (including all of our named executive officers) and the setting of their compensation. In addition, the compensation committee administers our executive compensation programs and initiatives. The compensation committee takes into consideration input from our Chief Executive Officer regarding performance of the other named executive officers and recommendations for their compensation amounts. The compensation committee makes the final decision with respect to amounts approved and meets outside the presence of the Chief Executive Officer when determining his compensation.

As noted above, in late 2012, our compensation committee retained Radford as its outside compensation consultant to conduct a competitive review and analysis of our current executive officer compensation program and to assist in determining an appropriate peer group for purposes of setting 2013 compensation levels for our named executive officers, which is further described below under “Consideration of Market Data”.

Elements of Compensation and Pay Mix

For 2013, executive compensation consisted of the following elements (discussed in detail below) to promote our pay-for-performance philosophy and compensation goals and objectives:

•	base salary;

•	annual cash incentive awards linked to individual, team and company performance;

•	periodic grants of long-term equity-based compensation; and

•	health and retirement benefits generally available to all employees.

We combine these elements in order to formulate compensation packages that provide competitive pay, reward the achievement of financial, operational and strategic objectives and align the interests of our executive officers and other senior personnel with those of our stockholders. We also provide our executive officers with severance and double-trigger change in control benefits as described below.

Although we do not have a policy to allocate specific percentages of compensation to any particular element, we believe the combination of elements provides a well-proportioned mix of secure compensation, retention value and at-risk compensation that produces short-term and long-term performance incentives and rewards. By following this approach, we motivate our executives to focus on business results that will produce a high level of short-term and long-term performance for us and potential long-term value creation for our executives and our stockholders, as well as reducing the risk of recruitment of top executive talent by competitors. We do not have a formula for determining the amount of each element of compensation. Instead, each element for 2013 was determined based on a combination of the factors described under “Short-Term Incentives,” “Long-Term Incentives,” and “2013 Compensation Actions for Our Named Executive Officers”. Except as otherwise described in these sections, there was no particular primary factor in determining the amount of any element and instead, our compensation decisions were based on judgments about appropriate amounts after considering the factors listed in these sections. We believe a mix of annual cash incentive awards and long-term equity compensation provides an appropriate balance between short-term business performance and long-term financial and stock performance.

Short-Term Incentives

Base Salary. Base salary is designed to provide our executive officers with steady cash flow during the course of the year that is not contingent on short-term variations in our corporate performance. The base salaries established for 2013 for each of our named executive officers were intended to reflect wages that our compensation committee believes are competitive for positions in companies of similar size and stage of development based on a review of compensation surveys including the 2012 Radford High Tech Survey, the 2012 Radford Global Life Sciences Survey and peer group data described below. The setting of salaries also includes an evaluation as to appropriate levels taking into account each individual’s job duties, responsibilities, performance and experience plus comparisons to the salaries of our other executive officers. Base salaries are reviewed at least annually and may be recommended for adjustment from time to time based on the results of that review. Salary increases may be determined using a combination of relevant competitive market data, scope of responsibilities and assessment of individual performance.

The 2013 base salary levels described below under “2013 Compensation Actions for Our Named Executive Officers” were based on these considerations, with increases for 2013 primarily reflecting a 3% market adjustment for most of our named executive officers to maintain competitive benchmark levels, with a 4.0% adjustment for our General Counsel and a 5.8% adjustment for our Chief Executive Officer to bring the base salary of each to approximately the 50th percentile.

Cash Bonuses. We have an annual cash bonus plan under which cash bonuses may be paid to each of our employees, including our executive officers, shortly after the end of each calendar year. Bonus payout to executive officers is based on the compensation committee’s assessment of our collective accomplishments, performance and achievements as measured against our business and financial goals, and is consistent across the named executive officers (other than those who had departed the company as described below). Corporate goals and targets are set at the beginning of the fiscal year and are approved by our compensation committee. Performance of our named executive officers is measured against these goals and targets by our compensation committee to determine cash bonuses. Target bonus amounts are determined based on competitive benchmark data derived from the peer group review described below relative to the executive officer’s specific position, generally targeting the 50th percentile; however, in recognition of the unique skill sets and contributions of these named executive officers and the difficulty the company would have replacing them, the compensation committee targeted the 75th percentile for 2013. The target amounts (as a percentage of base salary) for 2013 for our Chief Executive Officer increased from 60% to 70% to align his total cash compensation more closely with that of other Chief Executive Officers in the 75th percentile of the peer group. The target amounts (as a percentage of base salary) remained unchanged for each other named executive officer because the compensation committee determined they were at the appropriate peer group level and that they offered sufficient incentives, as follows: 45% for our Chief Financial Officer; 45% for our Chief Technology Officer; 60% for our Chief Operating Officer; and 40% for our General Counsel.

The payout of cash bonuses relating to 2013 performance was based on overall company performance with respect to the combination of business and financial objectives and manufacturing, commercialization and technology goals and targets previously approved by the compensation committee. When established, the compensation committee viewed the corporate objectives as aggressive but not unobtainable, and believed that the named executive officers, if they continued to perform at a level consistent with past performance, would have the opportunity to accomplish a meaningful number of the objectives. Following the end of the year, the compensation committee assessed our accomplishments and overall performance against the targets and goals and determined an appropriate percentage payout for our Chief Executive Officer, Chief Financial Officer, Chief Technology Officer and General Counsel was 90% of target due to the fact that most, but not all, goals were met. Our Chief Operating Officer had departed from the company and did not receive a cash bonus.

The payouts under our 2013 bonus plan were based on management’s recommendation and the compensation committee’s assessment of collective achievements, particularly in the following areas:

•

Building plants: This was a key factor, which the compensation committee felt management achieved in large part, with 20,000 MT of production capacity at the Archer-Daniels-Midland Company facility in Clinton, Iowa being ahead of schedule and construction of the Solazyme Bunge JV facility in Brazil nearing completion.

•

Innovation: The compensation committee recognized strong technological innovations and the development of second generation TailoredTM oils, as well as meeting deliverables for joint development agreements with partners.

•	Commercialization: This was another key factor, which the compensation committee felt management achieved in large part, with the entry into a commercial supply agreement for at least 10,000 MT of oil with Unilever, strong increased revenues from Algenist®, entry into a joint development agreement with Mitsui & Co., Ltd., and joint development agreement extensions with Unilever and Bunge.

•

Capitalization: The compensation committee recognized overachievement related to financial goals, including receiving funding from the Brazilian Development Bank for debt financing for the Solazyme Bunge JV, the company’s $125 million convertible debt offering and successful management of cash flow.

The compensation committee has not yet adopted a policy for recovering bonuses from our executive officers if the performance outcomes that led to the bonus determination were to be restated or found not to have been met to the extent originally believed by the compensation committee. We will comply with applicable law and adopt an appropriate recoupment policy when rules are issued under the Dodd–Frank Wall Street Reform and Consumer Protection Act.

Long-Term Incentives

Long-Term Equity Compensation. Our equity incentive program is intended to reward longer-term performance and to help align the interests of our executive officers with those of our stockholders. We believe that long-term performance is achieved through an ownership culture that rewards such performance by our executive officers through the use of equity incentives. Our long-term incentives to date have consisted of stock option, stock and restricted stock unit grants. We believe that our equity incentive program is an important retention tool for our employees, including our executive officers.

The individual grants approved in 2013, as described below under “2013 Compensation Actions for Our Named Executive Officers,” were determined based on a review by our compensation committee of the significance of the executive’s role in achieving our corporate goals and targets, the difficulty in replacing the individual, the competitive market for corresponding positions within comparable companies and the degree to which the individual was appropriately retained due to existing unvested equity awards, as well as management’s recommendation, and review of the Radford executive compensation surveys described above. As part of this review, Radford provided an analysis of current equity holdings for our named executive officers. As described below, in determining the individual equity award amounts in 2013, the compensation committee targeted the 50th percentile of the peer group for each named executive officer, reflecting our strong focus on using long-term incentives to drive stockholder value and reflecting the challenges of attracting and retaining executives in the San Francisco Bay area.

Annual equity grants during 2013 were a combination of options and restricted stock units in order to more effectively align with the external benchmarks and balance short and long-term interests. In addition, our compensation committee approved special incentive grants to our named executive officers in the form of restricted stock units to maintain executive continuity and drive retention of those named executive officers during the critical initial commercialization phase of our business, resulting in the total aggregate equity value issued to these named executive officers being positioned above the 75th percentile.

Stock options were granted on February 25, 2013 with an exercise price of $8.35 per share, which represented 100% of the fair market value of our common stock on the date of grant. The stock options vest monthly over four years from January 2013 and have a maximum term of 10 years. Restricted stock units were granted on February 25, 2013, consisting of (i) the annual equity grant program with an initial vesting date as to  1/4 of the restricted stock unit grant in March 2014 and vesting as to 1/8 of the restricted stock unit grant on approximately each six (6) month anniversary thereafter; and (ii) retention grants having an initial vesting date as to  3/4 of the restricted stock unit grant in September 2014 and vesting as to 1/4 of the restricted stock unit grant in March 2015.

Other Compensation and Benefits

Other Employee Benefits. We maintain an employee stock purchase plan in which substantially all of our employees are eligible to participate. The purchase price of the common stock under the employee stock purchase plan is 85% of the lower of the fair market value of a share of common stock on the first day of the offering period or the last day of the purchase period. We also maintain a 401(k) plan in which substantially all of our employees are entitled to participate. Employees contribute their own funds, as salary deductions, on a pre-tax basis. Contributions may be made up to plan limits, subject to government limitations. The plan permits us to make matching contributions if we choose. To date we have not made matching contributions although we may choose to do so in the future. We provide the same health care, dental, vision, life insurance and disability benefits to all full-time employees, including our executive officers. We also have a flexible benefits healthcare plan and a flexible benefits childcare plan under which employees can set aside pre-tax funds to pay for qualified health care expenses and qualified childcare expenses not reimbursed by insurance. These benefits are available to all employees, subject to applicable laws. Other than as described below, we do not provide perquisites to executive officers that are not available to all of our employees on the same terms.

Severance and Change of Control Benefits. Each of our named executive officers is entitled to the severance and change of control benefits described in detail below under “Potential Payments Upon Termination or Change of Control and Separation Agreements.” We believe that “double-trigger” change of control benefits (that is, providing severance compensation and equity acceleration if an executive officer is terminated in connection with a change of control transaction) is appropriate to further promote the ability of our executive officers to act in the best interests of our stockholders even though they could be terminated as a result of a change of control transaction. The severance and change of control benefits do not influence and are not influenced by the other elements of compensation, as these benefits serve different objectives. We believe that the severance benefits are appropriate in order to provide us with flexibility to make a change in executive management or corporate structure if such a change is in our stockholders’ best interests. As a result, we believe these severance and change of control benefits are an important element of our executive compensation program and assist us in recruiting and retaining talented individuals.

Consideration of Market Data

Compensation Consultant. As described above, in late 2012, our compensation committee retained Radford to conduct a competitive review and analysis of our current executive compensation program in establishing the 2013 compensation levels for our named executive officers. Aon Risk Services, an affiliate of Radford (Aon), provided insurance-based services to the company and received approximately $235,000 in fees during our 2013 fiscal year. The decision to engage Aon for these other services was made by management, and our compensation committee did not review or approve these other services, which services were approved by management in the ordinary course of business.

Our compensation committee has determined that the provision by Aon of services unrelated to the compensation of our named executive officers in fiscal year 2013 was compatible with maintaining the objectivity of Radford in its role as compensation consultant to the committee, and that the consulting advice it received from Radford was not influenced by Aon’s other relationships with the company. Radford also represented to our compensation committee that there are no personal or business relationships between the Radford account manager and any member of the committee or a named executive officer beyond the Solazyme relationship. Based on the above and other factors, including the factors set forth under Rule 10C-1 of the Exchange Act, the committee assessed the independence of Radford and concluded that no conflict of interest exists that would prevent Radford from independently representing the committee.

Review of Market Data. In December 2012, based on the recommendation of Radford and a consideration of appropriate comparable companies, our compensation committee adopted an updated peer group of companies, which includes public companies in the alternative energy industry as well as in the broader life sciences space with significant operations in the San Francisco Bay area. The peer group for 2013 consisted of the following companies:

Affymax, Inc.	Gevo, Inc.

Amyris, Inc.	InterMune, Inc.

Balchem Corporation	KiOR, Inc.

Cambrex Corporation	MAP Pharmaceuticals, Inc.

Ceres, Inc.	Metabolix, Inc.

Codexis, Inc.	Rentech, Inc.

Exelixis, Inc.	Rigel Pharmaceuticals, Inc.

FuelCell Energy, Inc.	Verenium Corporation

Genomic Health, Inc.	XenoPort, Inc.

Geron Corporation

In determining 2013 compensation for our named executive officers, our compensation committee reviewed and discussed with Radford the results of Radford’s competitive review and analysis of our current executive compensation program as well as market data for the peer group of companies and compensation surveys such as the 2012 Radford High Technology Survey and the 2012 Radford Global Life Sciences Survey. In addition, Radford provided an analysis of current equity holdings for our named executive officers. Based on Radford’s and management’s recommendation and its own analysis, our compensation committee determined to adjust the Solazyme equity compensation program to provide for a combination of options and restricted stock units for 2013 equity grants, including equity grants to our named executive officers.

As further described above, our compensation committee targeted the 50th to 75th percentile of total compensation based on our peer companies, targeting the 50th percentile for base salary and equity compensation and, for the named executive officers in recognition of their significant achievements to date and to encourage their continued performance achievements, the 75th percentile for bonus target. Because a significant portion of executive compensation is tied to performance, whether annual strategic and financial achievements or long-term stock price performance, the compensation committee felt these above-median percentiles were appropriate to encourage recruitment, performance and retention of executives in the San Francisco Bay area.

2013 Compensation Actions for Our Named Executive Officers

Jonathan S. Wolfson—Chief Executive Officer. Our compensation committee increased Mr. Wolfson’s base salary effective as of January 1, 2013 to $545,000 per year, which represented an approximate 5.8% increase over his base salary for 2012. Our compensation committee also increased his target bonus to 70% of base salary and granted him stock options exercisable for an aggregate of 140,000 shares, 70,000 restricted stock units as part of the annual equity grant program and a retention grant of 160,000 restricted stock units.

Tyler W. Painter—Chief Financial Officer. Our compensation committee increased Mr. Painter’s base salary effective as of January 1, 2013 to $360,700 per year, which represented an approximately 3% increase over his base salary for 2012. Our compensation committee also granted him stock options exercisable for an aggregate of 50,000 shares, 25,000 restricted stock units as part of the annual equity grant program and a retention grant of 115,000 restricted stock units.

Peter J. Licari—Chief Technology Officer. Our compensation committee increased Dr. Licari’s base salary effective as of January 1, 2013 to $360,700 per year, which represented an approximately 3% increase over his base salary for 2012. Our compensation committee also granted him stock options exercisable for an aggregate of 50,000 shares, 25,000 restricted stock units as part of the annual equity grant program and a retention grant of 115,000 restricted stock units.

Jean-Marc Rotsaert—Chief Operating Officer. Mr. Rotsaert joined the company in October 2012 and thus was not eligible for an increase in his 2013 base salary, which had been set at $350,000. Our compensation committee did grant him stock options exercisable for an aggregate of 50,000 shares, 25,000 restricted stock units as part of the annual equity grant program and a retention grant of 65,000 restricted stock units.

Paul T. Quinlan—General Counsel and Corporate Secretary. Our compensation committee increased Mr. Quinlan’s base salary effective as of January 1, 2013 to $321,360 per year, which represented a 4% increase over his base salary for 2012. Our compensation committee also granted him stock options exercisable for an aggregate of 50,000 shares, 25,000 restricted stock units as part of the annual equity grant program and a retention grant of 40,000 restricted stock units.

Tax Considerations

Section 162(m) of the Internal Revenue Code of 1986, which only applies to public companies, limits the deduction for federal income tax purposes to not more than $1 million of compensation paid to certain executive officers in a calendar year. Compensation above $1 million may be deducted if it is “performance-based compensation.” The compensation committee has not established a policy for determining which forms of incentive compensation awarded to our executive officers should be designed to qualify as “performance-based compensation” and has not adopted a policy that requires all compensation to be deductible.

Summary Compensation Table

The following table shows, for fiscal years 2013, 2012 and 2011, all of the compensation awarded to, earned by, or paid to our principal executive officer, principal financial officer and our three other highest paid executive officers. The officers listed in the table below are referred to in this proxy statement as the “named executive officers.”

2013 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)		Total ($)
Jonathan S. Wolfson	2013	545,000	1,920,500	651,028	343,350	18,069		3,477,947
Chief Executive Officer	2012	515,000	—	1,657,450	339,900	22,072		2,534,422
	2011	500,000	—	665,237	525,000	16,532		1,706,769

Tyler W. Painter	2013	360,700	1,169,000	232,510	146,084	18,069		1,926,363
Chief Financial Officer	2012	350,200	—	662,980	173,349	22,650		1,209,179
	2011	340,000	—	221,746	306,000	20,994		888,740

Jean-Marc Rotsaert(4)	2013	350,000	1,341,000	232,510	—	104,465	(5)	2,027,975
Chief Operating Officer	2012	68,056	—	1,392,725	—	3,328		1,464,109
	2011	—	—	—	—	—		—

Peter J. Licari	2013	360,700	1,169,000	232,510	146,084	17,285		1,925,579
Chief Technology Officer	2012	350,200	—	662,980	173,349	19,977		1,206,506
	2011	340,000	—	221,746	306,000	18,443		886,189

Paul T. Quinlan	2013	321,360	542,750	232,510	115,690	17,421		1,229,731
General Counsel and Corporate Secretary	2012	309,000	—	662,980	135,960	20,787		1,128,727
	2011	300,000	—	266,095	200,000	18,879		784,974

(1)	The dollar amounts in this column represent the grant date fair value for stock awards and option awards granted in 2013, 2012 and 2011, calculated in accordance with FASB ASC Topic 718. The valuation assumptions used in determining such amounts are described in Note 2 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013.
(2)	Represents cash performance bonuses for 2013, 2012 and 2011 paid in March 2014, April 2013 and March 2012, respectively.
(3)	Unless otherwise noted, represents health, life and disability insurance premiums paid on behalf of the listed named executive officer.
(4)	Mr. Rotsaert’s first day of employment was October 22, 2012, and his last day of employment was January 5, 2014.
(5)	Comprised of $17,796 of health, life and disability insurance premiums and $86,669 of relocation expenses paid on behalf of Mr. Rotsaert.

Grants of Plan-Based Awards in Fiscal 2013

The following table sets forth certain information regarding grants of plan-based awards to the named executive officers during the year ended December 31, 2013.

2013 Grants of Plan-Based Awards Table

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)	All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise Price or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
		Target ($)(2)
Jonathan S. Wolfson	2/25/2013	381,500	230,000	(5)	140,000	8.35	2,571,528
Tyler W. Painter	2/25/2013	162,315	140,000	(6)	50,000	8.35	1,401,510
Jean-Marc Rotsaert	2/25/2013	210,000	90,000	(7)	50,000	8.35	984,010
Peter J. Licari	2/25/2013	162,315	140,000	(8)	50,000	8.35	1,401,510
Paul T. Quinlan	2/25/2013	128,544	65,000	(9)	50,000	8.35	775,260
Jean-Marc Rotsaert	7/22/2013	—	50,000	(10)	—	—	589,500

(1)	We do not provide for thresholds or maximums as part of our performance bonus program. Our performance bonus program is described above in “Compensation Discussion and Analysis—Short Term Incentives.”
(2)	Amounts shown in the “Target” column reflect the amount of cash target set for bonus for each named executive officer under the 2013 cash performance bonus program. Actual cash bonuses were paid in March 2014 and are shown in the 2013 Summary Compensation Table.
(3)	The option vests as to 1/48 of the underlying shares monthly from January 1, 2013.
(4)	Total stock-based compensation as determined under FASB ASC Topic 718. Amounts are amortized over the requisite service period for each award.
(5)

With respect to 70,000 RSUs,  1/4 of the shares vest on March 3, 2014 and thereafter shall vest as to  1/8 of the shares on each of September 8, 2014, March 2, 2015, September 14, 2015, March 7, 2016, September 12, 2016 and March 6, 2017. With respect to 160,000 RSUs,  3/4 of the shares vest on September 8, 2014 and  1/4 of the shares vest on March 2, 2015.

(6)

With respect to 25,000 RSUs,  1/4 of the shares vest on March 3, 2014 and thereafter shall vest as to  1/8 of the shares on each of September 8, 2014, March 2, 2015, September 14, 2015, March 7, 2016, September 12, 2016 and March 6, 2017. With respect to 115,000 RSUs,  3/4 of the shares vest on September 8, 2014 and  1/4 of the shares vest on March 2, 2015.

(7)

With respect to 25,000 RSUs,  1/4 of the shares vest on March 3, 2014 and thereafter shall vest as to  1/8 of the shares on each of September 8, 2014, March 2, 2015, September 14, 2015, March 7, 2016, September 12, 2016 and March 6, 2017. With respect to 65,000 RSUs,  3/4 of the shares vest on September 8, 2014 and  1/4 of the shares vest on March 2, 2015.

(8)

With respect to 25,000 RSUs,  1/4 of the shares vest on March 3, 2014 and thereafter shall vest as to  1/8 of the shares on each of September 8, 2014, March 2, 2015, September 14, 2015, March 7, 2016, September 12, 2016 and March 6, 2017. With respect to 115,000 RSUs,  3/4 of the shares vest on September 8, 2014 and  1/4 of the shares vest on March 2, 2015.

(9)

With respect to 25,000 RSUs,  1/4 of the shares vest on March 3, 2014 and thereafter shall vest as to  1/8 of the shares on each of September 8, 2014, March 2, 2015, September 14, 2015, March 7, 2016, September 12, 2016 and March 6, 2017. With respect to 40,000 RSUs,  3/4 of the shares vest on September 8, 2014 and  1/4 of the shares vest on March 2, 2015.

(10)	The grant of performance share units would have vested upon the achievement of certain financial performance metrics for the 2013 fiscal year.

Outstanding Equity Awards at Fiscal Year-End 2013 Table

The following table shows, for the year ended December 31, 2013, certain information regarding outstanding equity awards at fiscal year-end for our named executive officers.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($/Sh)	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market Value or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Jonathan S. Wolfson	50,000		—	0.946	6/8/2014	(1)	—		—	—		—
	110,000	(2)	—	2.350	6/13/2020	(1)	—		—	—		—
	150,000	(3)	—	8.770	3/8/2021	(1)	—		—	—		—
	119,790		130,210	11.490	2/10/2022	(1)	—		—	—		—
	32,083		107,917	8.350	2/24/2023	(1)	—		—	—		—
	—		—	—	—		70,000	(4)	762,300	—		—
	—		—	—	—		160,000	(5)	1,742,400	—		—

Tyler W. Painter	25,000		—	0.860	9/16/2018	(1)	—		—	—		—
	100,000		—	0.860	6/8/2019	(1)	—		—	—		—
	55,000	(8)	—	2.350	6/13/2020	(1)	—		—	—		—
	100,000	(9)	—	2.350	10/6/2020	(1)	—		—	—		—
	50,000	(10)	—	6.790	12/15/2020	(1)	—		—	—		—
	50,000		—	8.770	3/8/2021	(1)	—		—	—		—
	47,915		52,085	11.490	2/10/2022	(1)	—		—	—		—
	11,458		38,542	8.350	2/24/2023	(1)	—		—	—		—
	—		—	—	—		25,000	(4)	272,250	—		—
	—		—	—	—		115,000	(5)	1,252,350	—		—

Jean-Marc Rotsaert	72,916		177,084	9.460	10/21/2022	(6)	—		—	—		—
	4,458		38,542	8.350	2/24/2023	(1)	—		—	—		—
	—		—	—	—		—		—	50,000	(7)	544,500
	—		—	—	—		25,000	(4)	272,250	—		—
	—		—	—	—		65,000	(5)	707,850	—		—

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($/Sh)	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market Value or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Peter J. Licari	20,721		—	0.860	11/4/2018	(6)	—		—	—	—
	14,063		—	1.010	12/17/2019	(1)	—		—	—	—
	62,500	(12)	—	2.350	9/14/2020	(1)	—		—	—	—
	50,000	(10)	—	6.790	12/15/2020	(1)	—		—	—	—
	50,000	(11)	—	8.770	3/8/2021	(1)	—		—	—	—
	47,915		52,085	11.490	2/10/2022	(1)	—		—	—	—
	11,458		38,542	8.350	2/24/2023	(1)	—		—	—	—
	—		—	—	—		25,000	(4)	272,250	—	—
	—		—	—	—		115,000	(5)	1,252,350	—	—

Paul T. Quinlan	64,000	(13)	—	2.350	6/13/2020	(6)	—		—	—	—
	40,000	(14)	—	6.790	12/15/2020	(1)	—		—	—	—
	60,000	(15)	—	8.770	3/8/2021	(1)	—		—	—	—
	47,915		52,085	11.490	2/10/2022	(1)	—		—	—	—
	11,458		38,542	8.350	2/24/2023	(1)	—		—	—	—
	—		—	—	—		25,000	(4)	272,250	—	—
	—		—	—	—		40,000	(5)	435,600	—	—

(1)	Shares subject to the stock option vest or vested monthly over a four-year period from the vesting commencement date.
(2)	2,292 of the 110,000 stock options had not vested as of December 31, 2013.
(3)	46,875 of the 150,000 stock options had not vested as of December 31, 2013.
(4)

The grant vests as to  1/4 of the shares on March 3, 2014, and thereafter vests as to  1/8 of the shares on each of September 8, 2014, March 2, 2015, September 14, 2015, March 7, 2016, March 6, 2017, September 12, 2016 and March 6, 2017.

(5)	The grant vests as to 3/4 of the shares on September 8, 2014 and as to 1/4 of the shares on March 2, 2015.
(6)

Shares subject to the stock option vested as to  1/4 of the shares one year after the vesting commencement date, and as to  1/48 of the total shares subject to the stock option on the first day of each month thereafter.

(7)	The grant of restricted stock units would have vested based upon financial measures related to 2014 financial performance that would have been set by the board of directors.
(8)	1,147 of the 55,000 stock options had not vested as of December 31, 2013.
(9)	18,750 of the 100,000 stock options had not vested as of December 31, 2013.
(10)	12,500 of the 50,000 stock options had not vested as of December 31, 2013.
(11)	15,626 of the 50,000 stock options had not vested as of December 31, 2013.
(12)	18,751 of the 62,500 stock options had not vested as of December 31, 2013.
(13)	15,626 of the 64,000 stock options had not vested as of December 31, 2013.
(14)	10,000 of the 40,000 stock options had not vested as of December 31, 2013.
(15)	18,751 of the 60,000 stock options had not vested as of December 31, 2013.

Option Exercises and Stock Vested in 2013

The table below sets forth information regarding stock option exercises completed by our named executive officers during 2013.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value realized on Exercise ($)
Jonathan S. Wolfson	106,059	783,564
Tyler W. Painter	—	—
Jean-Marc Rotsaert	7,000	29,869
Peter J. Licari	66,000	587,578
Paul T. Quinlan	27,000	216,187

Nonqualified Deferred Compensation

During the year ended December 31, 2013, our named executive officers did not contribute to, or earn any amounts with respect to, any defined contribution or other plan sponsored by us that provides for the deferral of compensation on a basis that is not tax-qualified.

Potential Payments Upon Termination or Change of Control and Separation Agreements

Cash Severance Payments in Connection with Termination of Employment

In March 2011, the board of directors approved arrangements, which provide that if we terminate any named executive officer’s employment without cause or if any named executive officer resigns for good reason, the named executive officer is entitled, subject to our receipt of an effective waiver and release of claims executed by the named executive officer, to the following cash severance payments:

•

Lump sum cash, in an amount equal to 15 months (for Mr. Wolfson) or 12 months (for Mr. Painter, Mr. Rotsaert, Dr. Licari and Mr. Quinlan) of the named executive officer’s base salary at the time of termination;

•	COBRA premiums for 15 months (for Mr. Wolfson) or 12 months (for Mr. Painter, Mr. Rotsaert, Dr. Licari and Mr. Quinlan), subject in each case to discontinuance upon obtaining full-time employment; and

•

Lump sum cash, in an amount equal to 15 months (for Mr. Wolfson) or 12 months (for Mr. Painter, Mr. Rotsaert and Dr. Licari) of the named executive officer’s target bonus determined as if all performance targets had been met.

The following table estimates the amount of compensation that would have been payable to Mr. Wolfson, Mr. Painter, Mr. Rotsaert, Dr. Licari and Mr. Quinlan in the event of a termination as described above, in each case as if the named executive officer’s employment had terminated on December 31, 2013, the last day of our prior fiscal year. The actual amounts that would be paid out in any termination event can only be determined at the time of the termination of the named executive officer’s employment with us. This table also excludes any payments required by law that are available to all employees, such as accrued vacation time. This table also does not reflect standard payroll withholdings and deductions that would be taken in accordance with our standard payroll practices.

Name	Salary Payment ($)	COBRA Premiums ($)	Bonus Payment for the Year of Termination ($)
Jonathan S. Wolfson	681,250	26,373	476,875
Tyler W. Painter	360,700	21,098	162,315
Jean-Marc Rotsaert	350,000	21,098	210,000
Peter J. Licari	360,700	20,230	162,315
Paul T. Quinlan	321,360	20,230	—

Vesting Acceleration in Connection with Termination of Employment

In March 2011, the board of directors approved arrangements, which provide that if we terminate any named executive officer’s employment without cause or if any named executive officer resigns for good reason, the vesting (or lapse in any right of repurchase) of all equity compensation awards held by the named executive officer will be accelerated by 15 months (for Mr. Wolfson) or 12 months (for Mr. Painter, Mr. Rotsaert, Dr. Licari and Mr. Quinlan), subject to our receipt of an effective waiver and release of claims executed by the named executive officer. In addition, if the termination is in connection with a change of control of our company, all equity compensation awards held by the named executive officer will be accelerated in full.

The following table estimates the value of the vesting acceleration provisions described above with respect to Mr. Wolfson, Mr. Painter, Mr. Rotsaert, Dr. Licari and Mr. Quinlan in the event of a termination as described above, in each case as if the named executive officer’s employment had terminated on December 31, 2013, the last day of our prior fiscal year. The actual value of vesting acceleration in any termination event can only be determined at the time of the termination of the named executive officer’s employment with us.

Name	Value of Option and Awards Acceleration - Termination Not Related to Change of Control($)(1)	Value of Option and Awards Acceleration - Termination Related to Change of Control ($)(1)
Jonathan S. Wolfson	2,353,624	2,897,758
Tyler W. Painter	1,320,777	1,876,794
Jean-Marc Rotsaert	2,647	2,420,227
Peter J. Licari	1,310,990	1,867,007
Paul T. Quinlan	666,790	1,019,945

(1)	The value of vesting acceleration is calculated using the closing price of our common stock on the NASDAQ Global Select Market on December 31, 2013 with respect to unvested option and award shares subject to acceleration, minus the exercise price of these unvested option shares.

Best Tax Effect

Our arrangements with the named executive officers do not provide for any excise tax gross-up. Instead, if any of the named executive officers is to receive any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of such named executive officer, whether under an employment agreement or otherwise, and would be subject to the excise tax imposed by Section 4999 of the Code of 1986, as amended, or the Code (together with any interest or penalties imposed with respect to such excise tax), then such payments will be reduced to the greatest amount that could be received by the named executive officer without triggering the payment of any excise tax, if such reduction results in the officer retaining a greater after-tax amount.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Party Transactions

Other than compensation arrangements, which are described where required under “Directors, Executive Officers and Corporate Governance” and “Executive Compensation,” during the fiscal year ended December 31, 2013, there were no, nor were there proposed, any transactions or series of similar transactions to which we have been or will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•	a director, executive officer, beneficial holder of more than 5% of our capital stock or any member of their immediate family had or will have a direct or indirect material interest.

Below we also describe certain other transactions with our directors, executive officers and stockholders.

Investor Rights Agreement

We entered into an agreement with purchasers of our preferred stock, including entities with which certain of our directors are affiliated, that provides for certain rights relating to the registration of their shares of common stock. These rights continued following completion of our initial public offering on June 2, 2011 and will terminate on June 2, 2014 or, for any particular holder with registration rights, at such time following our initial public offering when all securities held by that stockholder subject to registration rights may be sold pursuant to Rule 144 under the Securities Act.

Indemnification of Executive Officers and Directors

Our amended and restated certificate of incorporation and our amended and restated bylaws provide that we will indemnify each of our directors and executive officers to the fullest extent permitted by the Delaware General Corporation Law. Further, we have entered into indemnification agreements with each of our directors and executive officers, and we have purchased a policy of directors’ and officers’ liability insurance that insures our directors and executive officers against the cost of defense, settlement or payment of a judgment under certain circumstances.

Policies and Procedures for Related Party Transactions

Pursuant to our Related Person Transaction Policy, our executive officers, directors, and principal stockholders, including their immediate family members and affiliates, are not permitted to enter into a related party transaction with us without the prior consent of our nominating and corporate governance committee, or other independent committee of our board of directors in the case it is inappropriate for our nominating and corporate governance committee to review such transaction due to a conflict of interest. Any request for us to enter into a transaction with an executive officer, director, principal stockholder, or any of such persons’ immediate family members or affiliates, in which the amount involved exceeds $120,000 must first be presented to our nominating and corporate governance committee for review, consideration and approval. All of our directors, executive officers and employees are required to report to our nominating and corporate governance committee any such related party transaction. In approving or rejecting the proposed agreement, our nominating and corporate governance committee shall consider the relevant facts and circumstances available and deemed relevant to the nominating and corporate governance committee, including, but not limited to the risks, costs and benefits to us, the terms of the transaction, the availability of other sources for comparable services or products, and, if applicable, the impact on a director’s independence. Our nominating and corporate governance committee shall approve only those agreements that, in light of known circumstances, are in, or are not inconsistent with, our best interests, as our nominating and corporate governance committee determines in the good faith exercise of its discretion.

AUDIT COMMITTEE REPORT

The following is the report of our audit committee with respect to Solazyme’s audited consolidated financial statements for the year ended December 31, 2013. The information contained in this report shall not be deemed “soliciting material” or otherwise considered “filed” with the SEC, and such information shall not be incorporated by reference into any future filing under the Securities Act or the Exchange Act except to the extent that Solazyme specifically incorporates such information by reference in such filing.

Our audit committee is comprised entirely of independent directors who meet the independence requirements of the NASDAQ listing standards and the SEC. The audit committee operates pursuant to a charter that is available on the Investor Relations section of our website at www.solazyme.com. To view the charter, select “Investors” then “Corporate Governance” and then “Audit Committee Charter.”

The audit committee oversees Solazyme’s financial reporting process on behalf of the board of directors. Management is responsible for the preparation, presentation, and integrity of the financial statements. Solazyme’s independent auditors are responsible for expressing an opinion as to the conformity of Solazyme’s consolidated financial statements with generally accepted accounting principles. In addition, our independent auditors express their own opinion on the effectiveness of our internal control over financial reporting.

In performing its responsibilities, the audit committee has reviewed and discussed with management and our independent registered public accounting firm, the audited consolidated financial statements in our annual report on Form 10-K for the fiscal year ended December 31, 2013, as well as management’s assessment and our independent auditors’ evaluation of the effectiveness of our internal control over financial reporting. The audit committee has also discussed with our independent auditors the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board (PCAOB) in Rule 3200T.

Our audit committee received and reviewed the written disclosures and the letter from our independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with our audit committee concerning independence.

Based on the reviews and discussions referred to above, our audit committee recommended to our board of directors that the audited consolidated financial statements be included in Solazyme’s annual report on Form 10-K for the fiscal year ended December 31, 2013 for filing with the SEC.

The Audit Committee

Ann Mather (Chair)

Jerry Fiddler

James R. Craigie

PROPOSAL 1

ELECTION OF DIRECTORS

Our board of directors has nominated directors Wolfson and Cole to be elected to serve as Class III directors until the 2017 annual meeting of stockholders and until their successors are duly elected and qualified.

At the Annual Meeting, proxies cannot be voted for a greater number of individuals than the two nominees named in this proxy statement. Holders of proxies solicited by this proxy statement will vote the proxies received by them as directed on the proxy card or, if no direction is made, for the election of our board of directors’ two nominees. If any nominee is unable to serve or is otherwise unavailable for election, which is not contemplated, our incumbent board may or may not select a substitute nominee. If a substitute nominee is selected, your shares will be voted for the substitute nominee (unless you give other instructions). If a substitute nominee is not selected, your shares will be voted for the remaining nominees. Proxies will not be voted for more than two nominees.

Vote Required

The two nominees receiving the highest number of affirmative votes of the shares entitled to be voted for them, up to the two directors to be elected by those shares, will be elected as directors to serve as Class III directors until the 2017 annual meeting of stockholders and until their successors are duly elected and qualified.

Recommendation of the Board

Your Board of Directors unanimously recommends that you vote

FOR the election of Messrs. Wolfson and Cole.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our audit committee has appointed Deloitte & Touche LLP to serve as our independent registered public accounting firm for our fiscal year ending December 31, 2014. Deloitte & Touche LLP has audited our financial statements for each fiscal year since, and including, the fiscal year ending December 31, 2007. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Stockholder ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm is not required by our bylaws or otherwise. Our board of directors, however, is submitting the selection of Deloitte & Touche LLP to our stockholders for ratification as a matter of good corporate governance. If the stockholders fail to ratify the selection, our audit committee will reconsider whether to retain this firm. Even if the selection is ratified, our audit committee in their discretion may decide to appoint a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of us and our stockholders.

Fees Paid to Auditors

The following table shows the fees billed for the audit and other services provided by Deloitte & Touche LLP, the member firms of Deloitte & Touche Tohmatsu, and their respective affiliates during the fiscal years ended December 31, 2013 and 2012:

	2013 ($)	2012 ($)
Audit Fees	777,402	567,184
Audit-Related Fees	—	—
Tax Fees	124,595	99,408
All Other Fees	5,000	2,200
Total	906,997	668,792

The “Audit Fees” category includes aggregate fees billed in the relevant fiscal year for professional services rendered for the audit of annual financial statements, review of financial statements included in Quarterly Reports on Form 10-Q, services rendered in connection with our capital markets transactions and for services that are normally provided in connection with statutory or regulatory filings or engagements for those fiscal years.

The “Tax Fees” category includes aggregate fees billed in the relevant fiscal year for professional services for tax compliance, tax advice and tax planning.

The “All Other Fees” category includes aggregate fees billed in the relevant fiscal year for an online technical accounting library subscription.

Approval of Audit and Permissible Non-Audit Services

Our audit committee charter requires the audit committee to review and approve all audit services and all permissible non-audit services to be performed for us by our independent registered public accounting firm. The audit committee will not approve any services that are not permitted by SEC rules.

The audit committee pre-approved all audit and audit related, tax and non-audit related services to be performed for us by our independent registered public accounting firm.

Your Board of Directors unanimously recommends that you vote FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2014.

ADDITIONAL INFORMATION

Stockholders List

A list of stockholders entitled to vote at the Annual Meeting will be available for review by our stockholders at the office of our Corporate Secretary, at Solazyme, Inc., located at 225 Gateway Boulevard, South San Francisco, California 94080, during ordinary business hours for the 10-day period before the meeting.

Stockholder Proposals and Nominations

Requirements for Stockholder Proposals to be Considered for Inclusion in Next Year’s Proxy Materials

Stockholder proposals to be considered for inclusion in the proxy statement and form of proxy relating to the 2015 annual meeting of stockholders must be received no later than December 10, 2014. In addition, all proposals will need to comply with Rule 14a-8 under the Exchange Act, which lists the requirements for the inclusion of stockholder proposals in company-sponsored proxy materials.

Stockholder proposals must be delivered to the attention of our Corporate Secretary, at Solazyme, Inc., 225 Gateway Boulevard, South San Francisco, California 94080, by facsimile at (650) 989-1258 or by email at CorporateSecretary@solazyme.com.

Other Stockholder Proposals for Presentation at Next Year’s Annual Meeting

Notice of any director nomination or other proposal that you intend to present at the 2015 annual meeting of stockholders, but do not intend to have included in the proxy statement and form of proxy relating to the 2015 annual meeting of stockholders, must be delivered to, or mailed and received by, our Corporate Secretary, at Solazyme, Inc., 225 Gateway Boulevard, South San Francisco, CA 94080, by facsimile at (650) 989-1258 or by email at CorporateSecretary@solazyme.com not earlier than the close of business on January 22, 2015 and not later than the close of business on February 21, 2015. However, if the date of the 2015 annual meeting of stockholders is advanced more than 30 days prior to the first anniversary of the 2014 Annual Meeting or delayed more than 70 days after such anniversary date, then such notice must be received by us no earlier than 120 days prior to the date of the 2015 annual meeting of stockholders and no later than the later of 70 days prior to the date of the 2015 annual meeting of stockholders or the tenth day following the day on which public announcement of the date of the meeting was first made by us. In addition, your notice must set forth the information required by our bylaws with respect to each director nomination or other proposal that you intend to present at the 2015 annual meeting of stockholders. Copies of the provisions of our bylaws applicable to stockholder nominations and proposals will be forwarded to any stockholder upon written request.

Solicitation of Proxies

We will pay the expenses of solicitation of proxies for the Annual Meeting. Solicitations may be made in person or by telephone, without additional compensation, by our officers and employees or by nominees or other fiduciaries who may mail materials to or otherwise communicate with the beneficial owners of shares held by the nominees or other fiduciaries. Upon request, we will reimburse brokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding material to beneficial owners of our common stock. We have not engaged a proxy solicitation firm.

We also reimburse brokerage firms and other persons representing beneficial owners of shares held in street name for certain fees associated with:

•	Forwarding the Notice to beneficial owners;

•	Forwarding printed proxy materials by mail to beneficial owners who specifically request them; and

•	Obtaining beneficial owners’ voting instructions.

Electronic Access to Proxy Statement and Annual Report

Our proxy statement for the 2014 Annual Meeting as well as our Form 10-K for the fiscal year ended December 31, 2013 are available at http://investors.solazyme.com/sec.cfm.

OTHER MATTERS

We know of no other matters to be submitted to the stockholders at our Annual Meeting. If any other matters properly come before the stockholders at our Annual Meeting, it is the intention of the persons named on the proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

Dated: April 9, 2014

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 0 0 0 0 0 0 0000206818_1 R1.0.0.51160 For Withhold For All All All Except The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees 01 Jonathan S. Wolfson 02 David C. Cole SOLAZYME, INC. 225 GATEWAY BOULEVARD SOUTH SAN FRANCISCO, CA 94080 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR the following proposal: For Against Abstain 2. Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2014. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. 0000206818_2 R1.0.0.51160

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K is/are available at www.proxyvote.com . SOLAZYME, INC. Annual Meeting of Stockholders May 22, 2014 7:15 a.m. PDT This proxy is solicited by the Board of Directors The undersigned hereby appoints Jonathan S. Wolfson and Tyler W. Painter, and each of them, attorney, agent and proxy of the undersigned, each with power of substitution and revocation, to vote all shares of common stock of Solazyme, Inc. that the undersigned would be entitled to cast if personally present at the 2014 Annual Meeting of Stockholders of Solazyme, Inc., to be held at 225 Gateway Boulevard, South San Francisco, California 94080 on Thursday, May 22, 2014 at 7:15 a.m. Pacific Daylight Time, and at any postponement(s) or adjournment(s) thereof, as set forth on the reverse side, and according to the discretion of the proxy holders upon any other matters that may properly come before the meeting (and any such postponement(s) or adjournment(s)). THIS PROXY WILL BE VOTED AS SPECIFIED BY THE UNDERSIGNED OR, IF NO CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED AS TO ALL SHARES OF THE UNDERSIGNED “FOR” THE ELECTION OF ALL NOMINEES FOR DIRECTOR LISTED ON THE REVERSE SIDE; “FOR” PROPOSAL 2; AND ACCORDING TO THE DISCRETION OF THE PROXY HOLDERS UPON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING AND ANY POSTPONEMENT(S) OR ADJOURNMENT(S) THEREOF. PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE OR VOTE BY TELEPHONE OR THROUGH THE INTERNET. If you vote by telephone or through the Internet, please DO NOT mail back this proxy card. THANK YOU FOR YOUR VOTE. Continued and to be signed on reverse side